Exhibit 10.5

EXECUTION VERSION

First Lien/Second Lien Intercreditor Agreement

Table of Contents

Page

1.	LIEN PRIORITIES	5
1.1	Seniority Of Liens Securing First Lien Obligations	5
1.2	No Payment Subordination; No Prohibitions on Equity Conversions or Exercise of Warrants	6
1.3	First Lien Obligations And Second Lien Obligations	7
1.4	First Lien Cap	7
1.5	First And Second Lien Collateral To Be Identical	8
1.6	Pledged Collateral	9
1.7	Limitations On Duties And Obligations	11
1.8	Prohibition On Contesting Liens; No Marshaling	12
1.9	Confirmation of Subordination in Second Lien Collateral Documents	12
1.10	Release Of Liens	13
1.11	Subordination of Liens Securing Excess First Lien Obligations	14
2.	MODIFICATION OF OBLIGATIONS	15
2.1	Permitted Modifications	15
2.2	Modifications Requiring Consent	15
2.3	Parallel Modifications To Second Lien Obligations	17
2.4	Notice Of Modifications	17
3.	ENFORCEMENT	18
3.1	WHO MAY EXERCISE REMEDIES	18
3.2	Manner Of Exercise	20
3.3	Specific Performance	21
4.	PAYMENTS	21
4.1	Application Of Proceeds	21
4.2	Insurance	22
4.3	Payment Turnover	22
4.4	Refinancing Prior to Discharge of First Lien Obligations	23
5.	PURCHASE OF FIRST LIEN OBLIGATIONS BY SECOND LIEN CLAIMHOLDERS	23
5.1	Purchase Right	23
5.2	Purchase Notice	24

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5.3	PURCHASE PRICE	25
5.4	Purchase Closing	25
5.5	Excess First Lien Obligations Not Purchased	26
5.6	Actions After Purchase Closing	26
5.7	No Recourse Or Warranties; Defaulting Creditors	26
6.	INSOLVENCY PROCEEDINGS	27
6.1	Use Of Cash Collateral And DIP Financing	27
6.2	Sale Of Collateral	29
6.3	Relief From The Automatic Stay	29
6.4	Adequate Protection	29
6.5	First Lien Objections To Second Lien Actions	31
6.6	Avoidance; Reinstatement Of Obligations	31
6.7	Reorganization Securities	31
6.8	Post-Petition Claims	32
6.9	Waivers	32
6.10	Separate Grants Of Security And Separate Classification	32
6.11	Effectiveness In Insolvency Proceedings	32
7.	MISCELLANEOUS	33
7.1	Conflicts	33
7.2	No Waivers; Remedies Cumulative; Integration	33
7.3	Effectiveness; Severability; Termination	33
7.4	Modifications Of This Agreement	33
7.5	Information Concerning Financial Condition Of Grantors	34
7.6	No Reliance	34
7.7	No Warranties; Independent Action	35
7.8	Subrogation	35
7.9	Applicable Law; Jurisdiction; Service	36
7.10	Waiver Of Right To Trial By Jury	37
7.11	Notices	37
7.12	Further Assurances	37
7.13	Successors and Assigns	38
7.14	Authorization	38
7.15	No Third-Party Beneficiaries	38

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7.16	No Indirect Actions	38
7.17	Counterparts	39
7.18	Original Grantors; Additional Grantors	39
7.19	First Lien Agents and Second Lien Agent.	39
8.	DEFINITIONS	40
8.1	Defined Terms	40
1.2	Usages	47

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PREAMBLE

This FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT is dated as of October 31, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), and entered into by and among Terran Orbital Corporation (“Terran PubCo” or the “Issuer”), Terran Orbital Operating Corporation (“Terran OpCo”) and certain other subsidiaries of Terran PubCo from time to time party hereto, U.S. Bank Trust Company, National Association, as collateral agent for the LM/BP Notes Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “LM/BP Notes Collateral Agent”), Wilmington Savings Fund Society, FSB, as collateral agent for the FP Notes Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “FP Notes Collateral Agent”; the FP Notes Collateral Agent and LM/BP Notes Collateral Agent are each a “First Lien Agent” and are collectively referred to as the “First Lien Agents”), and U.S. Bank Trust Company, National Association, as collateral agent for the Second Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Second Lien Agent”).

RECITALS

WHEREAS, Terran OpCo, as the issuer, Terran PubCo and the other Guarantors from time to time party thereto, the LM/BP Notes Collateral Agent, the purchasers from time to time party thereto, and Lockheed Martin (“Lockheed Martin”) have entered into that certain Note Purchase Agreement dated as of March 8, 2021 (as amended from time to time, the “LM/BP NPA”);

WHEREAS, Terran OpCo, as the issuer, Terran PubCo and the other Guarantors from time to time party thereto, Wilmington Savings Fund Society, FSB, in its capacity as administrative agent, the FP Notes Collateral Agent, and the purchasers from time to time party thereto, have entered into that certain Note Purchase Agreement dated as of November 24, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “FP NPA”, and together with the LM/BP NPA, the “First Lien NPAs”);

WHEREAS, the obligations of Terran OpCo and Guarantors (as defined in each First Lien NPA) under the First Lien NPAs are secured by substantially all the assets of Terran OpCo, Terran PubCo and certain subsidiaries of Terran PubCo (collectively, the “Note Parties”), respectively, pursuant to the terms of the First Lien Collateral Documents;

WHEREAS, the LM/BP Notes Collateral Agent and the FP Notes Collateral Agent entered into that certain First Lien Intercreditor Agreement, dated as of November 24, 2021 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “First Lien Intercreditor Agreement”);

WHEREAS, Terran PubCo, the Guarantors (as defined in the Second Lien NPA) from time to time party thereto, the purchasers from time to time party thereto, and the Second Lien Agent have entered into that certain Convertible Note and Warrant Purchase Agreement dated as of October 31, 2022 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien NPA”);

WHEREAS, the obligations of the Note Parties under the Second Lien NPA are secured by substantially all the assets of the Note Parties, pursuant to the terms of the Second Lien Collateral Documents; and

WHEREAS, the First Lien Agents and the Second Lien Agent desire to enter into this Agreement in order to set forth their respective rights and remedies with respect to the Collateral.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. LIEN PRIORITIES

1.1 Seniority Of Liens Securing First Lien Obligations

(a) A Lien on Collateral securing any First Lien Obligation up to but not in excess of the First Lien Cap will at all times be senior and prior in all respects to a Lien on such Collateral securing any Second Lien Obligation, and a Lien on Collateral securing any Second Lien Obligation will at all times be junior and subordinate in all respects to a Lien on such Collateral securing any First Lien Obligation up to but not in excess of the First Lien Cap.

(b) [Reserved].

(c) The Lien on Collateral securing any First Lien Obligation in excess of the First Lien Cap will have the priority set forth in section 1.11, “Subordination of Liens Securing Excess First Lien Obligations.”

(d) Except as otherwise expressly provided herein, the priority of the Liens securing First Lien Obligations and the rights and obligations of the Parties will remain in full force and effect irrespective of:

(i) how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, or otherwise),

(ii) the time, manner, or order of the grant, attachment, or perfection of a Lien,

(iii) any conflicting provision of the U.C.C. or other applicable law,

(iv) any defect in, or non-perfection, setting aside, or avoidance of, a Lien or a First Lien Document or a Second Lien Loan Document,

(v) the modification of a First Lien Obligation or a Second Lien Obligation,

(vi) the modification of a First Lien Document or a Second Lien Document,

(vii) the subordination of a Lien on Collateral securing a First Lien Obligation to a Lien securing another obligation of a Grantor or other Person that is permitted under the First Lien Documents as in effect on the date hereof or secures a DIP Financing deemed consented to by the Second Lien Claimholders pursuant to Section 6.1, “Use of Collateral and DIP Financing,”

(viii) the exchange of a security interest in any Collateral for a security interest in other Collateral,

(ix) the commencement of an Insolvency Proceeding, or

(x) any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, a Grantor in respect of a First Lien Obligation or a Second Lien Obligation or holder of such Obligation.

1.2 No Payment Subordination; No Prohibitions on Equity Conversions or Exercise of Warrants

(a) The subordination of Liens securing Second Lien Obligations to Liens securing First Lien Obligations set forth in the preceding section 1.1 affects only the relative priority of those Liens, and does not subordinate the Second Lien Obligations in right of payment to the First Lien Obligations. Nothing in this Agreement will affect the entitlement of any Second Lien Claimholder to receive and retain required payments of interest, principal, and other amounts in respect of a Second Lien Obligation unless the receipt is expressly prohibited by, or results from the Second Lien Claimholder’s breach of, this Agreement.

(b) In addition, nothing in this Agreement will affect the right and entitlement of (i) any Second Lien Claimholder to (1) convert some or all the Second Lien Obligations held by it into Shares of Common Stock and to receive and retain cash from Terran PubCo in lieu of receiving fractional shares of Common Stock, pursuant to, and in accordance with, the provisions of the Second Lien NPA, and/or (2) exercise some or all of the Initial Warrants or Delayed Draw Warrants and to receive and retain cash from Terran PubCo in lieu of receiving fractional shares of a Warrant Share, pursuant to, and in accordance with, the provisions of the Second Lien NPA, or (ii) Terran PubCo to issue new Shares of Common Stock or Warrant Shares to a Second Lien Claimholder, or to pay cash to a Second Lien Claimholder in lieu of issuing fractional shares of Common Stock or Warrant Shares, pursuant to, and in accordance with, the provisions of the Second Lien NPA.

1.3 First Lien Obligations And Second Lien Obligations

(a) “First Lien Obligations” means all Obligations of the Grantors under:

(i) the First Lien NPAs and the other First Lien Documents, and

(ii) any other agreement or instrument granting or providing for the perfection of a Lien securing any of the foregoing

Notwithstanding any other provision hereof, the term “First Lien Obligations” will include accrued interest, fees, costs, and other charges under the First Lien Documents, whether incurred before or after commencement of an Insolvency Proceeding, and whether or not allowable in an Insolvency Proceeding. To the extent that any payment with respect to the First Lien Obligations (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set-aside, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

(b) “Second Lien Obligations” means all Obligations of the Grantors under:

(i) the Second Lien NPA and the other Second Lien Documents, and

(ii) any other agreement or instrument granting or providing for the perfection of a Lien securing any of the foregoing.

Notwithstanding any other provision hereof, the term “Second Lien Obligations” include accrued interest, fees, costs, and other charges incurred under the Second Lien Documents, whether incurred before or after commencement of an Insolvency Proceeding, and whether or not allowable in an Insolvency Proceeding.

(c) The First Lien Agents, the First Lien Authorized Person, and all other holders of First Lien Obligations are, together, the “First Lien Claimholders”. The Second Lien Agent and all other holders of Second Lien Obligations are, together, the “Second Lien Claimholders”.

1.4 First Lien Cap

“First Lien Cap” means, as of any date of determination, the sum of:

(a) 110% of the aggregate outstanding amount of First Lien Principal Obligations on the date hereof, plus

(b) all accrued but unpaid interest (including interest paid in kind), commitment, facility, utilization, and other analogous fees and, if applicable, prepayment premiums on the First Lien Principal Obligations referred to in clause (a) above at the respective interest rates set forth in the First Lien NPAs, as in effect on the date hereof, plus

(c) all fees, expenses, premium (if any), reimbursement obligations, and other amounts of a type not referred to in clause (a) or (b) above payable in respect of the amounts referred to in clauses (a) and (b) above, in each case payable pursuant to the First Lien Documents; provided that the First Lien Cap shall not apply to any DIP Financing provided by any First Lien Claimholder.

1.5 First And Second Lien Collateral To Be Identical

(a) The Parties intend that the First Lien Collateral and the Second Lien Collateral be identical. Accordingly, subject to the other provisions of this

Agreement, the Parties will reasonably cooperate, (1) to the extent necessary, to determine the specific items included in the First Lien Collateral and the Second Lien Collateral, the steps taken to perfect the Liens thereon, and the identity of the Persons having First Lien Obligations or Second Lien Obligation, and (2) to make the forms, documents, and agreements creating or evidencing the First Lien Collateral and Second Lien Collateral and the guaranties of the First Lien Obligations and the Second Lien Obligations materially the same, other than with respect to the first and second lien nature of the Liens.

Until the Discharge of First Lien Obligations, and whether or not an Insolvency Proceeding has commenced, no Grantor will grant, and each Grantor will use their best efforts to prevent any other Person from granting, a Lien on any property:

(i) in favor of a First Lien Claimholder to secure any First Lien Obligations unless such Grantor or such other Person grants (or offers to grant with a reasonable opportunity for the Lien to be accepted) Second Lien Agent a junior Lien on such property to secure the Second Lien Obligations (however, the refusal of Second Lien Agent to accept such Lien will not prevent the First Lien Claimholder from taking the Lien), and

(ii) in favor of a Second Lien Claimholder to secure the Second Lien Obligations unless such Grantor or such other Person grants (or offers to grant with a reasonable opportunity for the Lien to be accepted) each First Lien Agent a senior Lien on such property to secure their respective First Lien Obligations (however, the refusal of one or both First Lien Agents to accept such Lien will not prevent the Second Lien Claimholder from taking the Lien).

(b) Subject to section 1.1, “Seniority of Liens Securing First Lien Obligations,” if a Second Lien Claimholder hereafter acquires a Lien on property to secure a Second Lien Obligation where the property is not also subject to a Lien securing the First Lien Obligations, then such Second Lien Claimholder will give each First Lien Agent written notice of such Lien no later than five (5) Business Days after acquiring such Lien. If one or both First Lien Agents also obtains a Lien on such property or if such Second Lien Claimholder fails to provide such timely notice to the First Lien Agents, then such property will be deemed to be Collateral for all purposes hereunder and the relative rights of the First Lien Agents with respect to such Collateral shall be governed by the First Lien Intercreditor Agreement.

1.6 Pledged Collateral

(a) If a First Lien Agent has any Collateral in its possession or control (or in the possession or control of its agents or bailees), including deposit accounts and investment property, pursuant to the U.C.C. (such Collateral being the “Pledged Collateral”), then, subject to section 1.1, “Seniority of Liens Securing First Lien Obligations,” and this section 1.6, such First Lien Agent will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of Second Lien Agent as secured party, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the U.C.C. In this section 1.6, “control” has the meaning given that term in sections 8-106 and 9-314 of the U.C.C.

(b) Such First Lien Agent will have no obligation to any First Lien Claimholder (subject to the provisions of the First Lien Intercreditor Agreement) or Second Lien Claimholder to ensure that any Pledged Collateral is genuine or owned by any of the Grantors, to perfect the security interests of the Second Lien Agent or the Second Lien Claimholders or to preserve rights or benefits of any Person except as expressly set forth in this section 1.6. Subject to the provisions of the First Lien Intercreditor Agreement, the duties or responsibilities of each First Lien Agent under this section 1.6 will be limited solely to possessing or controlling the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection in accordance with this section 1.6 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in subsection (d) below.

(c) Second Lien Agent hereby waives and releases each First Lien Agent from all claims and liabilities arising out of such First Lien Agent’s role under this section 1.6 as gratuitous bailee and/or gratuitous agent with respect to the Pledged Collateral.

(d) Upon the Discharge of First Lien Obligations, each First Lien Agent will deliver or transfer control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty):

(i) to Second Lien Agent if any Second Lien Obligations remain outstanding, and will take any other action reasonably requested by Second Lien Agent (at the expense of the Note Parties or, upon default by the Note Parties in payment or reimbursement thereof, Second Lien Agent) in connection with Second Lien Agent obtaining a first-priority interest in the Pledged Collateral, and

(ii) if a Discharge of Second Lien Obligations has already occurred, to the First Lien Authorized Person if any Excess First Lien Obligations remain outstanding, and

(iii) if a Discharge of Excess First Lien Obligations has already occurred, to Terran OpCo or to whomever may be lawfully entitled to the same.

Without limiting the foregoing, upon the Discharge of First Lien Obligations, each First Lien Agent shall deliver, pursuant to and in accordance with each applicable lockbox account agreement, landlord’s waiver and consent, bailee letter, deposit account control agreement, investment account control agreement, or any other similar agreement to which a First Lien Agent and the Second Lien Agent are parties, a “Controlling Party Notice” or other similar notice pursuant to which the such First Lien Agent shall cease to be, and the Second Lien Agent shall commence to be, the controlling party thereunder, or, if the Second Lien Agent is not a party to one or more such agreements, such First Lien Agent will, if permitted by the terms thereof, assign such agreements to the Second Lien Agent, or, if such assignment is not permitted, the First Lien Agents will terminate such agreements.

(e) Prior to the Discharge of First Lien Obligations, if any Second Lien Claimholder has possession of any Pledged Collateral, such Second Lien Claimholder shall turn over possession of such Collateral to the First Lien Authorized Person. Notwithstanding the foregoing, if Second Lien Agent has any Pledged Collateral in its possession or control, then, subject to section 1.1, “Seniority of Liens Securing First Lien Obligations,” and this section 1.6, Second Lien Agent will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of each First Lien Agent as secured party, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the U.C.C.

(f) Second Lien Agent will have no obligation to any First Lien Claimholder or Second Lien Claimholder to ensure that any Pledged Collateral is genuine or owned by any of the Grantors, to perfect the security interests of the First Lien Agents or the First Lien Claimholders or to preserve rights or benefits of any Person except as expressly set forth in this section 1.6. The duties or responsibilities of Second Lien Agent under this section 1.6 will be limited solely to possessing or controlling the Pledged Collateral as gratuitous bailee and /or gratuitous agent for perfection in accordance with this section 1.6 and delivering the Pledged Collateral upon a Discharge of Second Lien Obligations as provided in subsection (h) below.

(g) Each First Lien Agent hereby waives and releases Second Lien Agent from all claims and liabilities arising out of Second Lien Agent’s role under this section 1.6 as gratuitous bailee and/or gratuitous agent for perfection with respect to the Pledged Collateral.

(h) Upon the Discharge of Second Lien Obligations, Second Lien Agent will deliver or transfer control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty):

(i) first, to the First Lien Agents if any First Lien Obligations remain outstanding, and will take any other action reasonably requested by a First Lien Agent (at the expense of the Note Parties or, upon default by the Note Parties in payment or reimbursement thereof, First Lien Agents) in connection with the First Lien Agents obtaining a first-priority interest in the Pledged Collateral, and

(ii) second, to Terran PubCo.

1.7 Limitations On Duties And Obligations

(a) (1) except for Second Lien Agent’s express obligations under section 1.6, “Pledged Collateral,” each First Lien Agent will be solely responsible for perfecting and maintaining the perfection of its Liens on its respective First Lien Collateral, and (2) except for each First Lien Agent’s express obligations under section 1.6, “Pledged Collateral,” Second Lien Agent will be solely responsible for perfecting and maintaining the perfection of its Liens on the Second Lien Collateral.

(b) This Agreement is intended solely to govern the respective Lien priorities as between First Lien Claimholders and Second Lien Claimholders and does not impose on First Lien Agents, the First Lien Authorized Person or Second Lien Agent any obligations in respect of the disposition of Proceeds of foreclosure on any Collateral that would conflict with a prior perfected claim in favor of another Person, an order or decree of a court or other Governmental Authority, or applicable law.

(c) Except for obligations expressly provided for under section 1.6, “Pledged Collateral,” the First Lien Claimholders will have no liability to any Second Lien Claimholder for any action by a First Lien Claimholder with respect to any First Lien Obligations or Collateral, including

(i) the maintenance, preservation, or collection of First Lien Obligations or any Collateral, and

(ii) the foreclosure upon, or the sale, liquidation, maintenance, preservation, or other disposition of, any Collateral.

(d) No First Lien Agent will have by reason of this Agreement or any other document a fiduciary relationship with any First Lien Claimholder or Second Lien Claimholder. The Parties recognize that the interests of the First Lien Agents and the other First Lien Claimholders, on the one hand, and Second Lien Agent and the other Second Lien Claimholders, on the other hand, may differ, and the First Lien Agents may act in their own interest without taking into account the interests of any Second Lien Claimholder.

1.8 Prohibition On Contesting Liens; No Marshaling

(a) No First Lien Agent will contest in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, priority or extent of any Lien held, or purported to be held by the Second Lien Agent, securing a Second Lien Obligation, but nothing in this section 1.8 will impair the rights of any First Lien Claimholder to enforce this Agreement, including the priority of the Liens securing the First Lien Obligations or the provisions for exercise of remedies.

(b) Second Lien Agent will not contest in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, priority or extent of any Lien held, or purported to be held by any First Lien Agent, securing a First Lien Obligation, but nothing in this section 1.8 will impair the rights of any Second Lien Claimholder to enforce this Agreement, including the priority of the Liens securing the Second Lien Obligations or the provisions for exercise of remedies.

(c) Until the Discharge of First Lien Obligations, Second Lien Agent will not assert any marshaling, appraisal, valuation, or other similar right that may otherwise be available to a junior secured creditor.

1.9 Confirmation of Subordination in Second Lien Collateral Documents

Terran PubCo will cause each Second Lien Collateral Document to include the following language (or language to similar effect approved by the First Lien Authorized Person) and any other language the First Lien Authorized Person or a First Lien Agent reasonably requests:

“Notwithstanding anything herein to the contrary, the Lien and security interest granted to Second Lien Agent pursuant to this Agreement and the exercise of any right or remedy by Second Lien Agent hereunder are subject to the provisions of the First Lien/Second Lien Intercreditor Agreement, dated October 31, 2022, among Terran Orbital Corporation, Terran Orbital Operating Corporation and certain other subsidiaries of Terran Orbital Operating Corporation from time to time party thereto, U.S. Bank Trust Company, National Association, as collateral agent for the LM/BP Notes Secured Parties (as defined therein), Wilmington Savings Fund Society, FSB, as collateral agent for the FP Notes Secured Parties (as defined therein), and U.S. Bank Trust Company, National Association, as collateral agent for the Second Lien Secured Parties (as defined therein).”

If there is a conflict between the terms of the Second Intercreditor Agreement and this Agreement, the terms of the Second Lien Intercreditor Agreement will control.

1.10 Release Of Liens

(a) If a First Lien Agent releases a Lien on Collateral or releases a Grantor from its Obligations under its guaranty of the First Lien Obligations, in connection with:

(i) an Enforcement Action, or

(ii) a Disposition of any Collateral under the First Lien Documents other than pursuant to an Enforcement Action (whether or not there is an event of default under the First Lien Documents), then any Lien of Second Lien Agent on such Collateral and the Obligations of the Grantor under such guaranty of the Second Lien Obligations will be, except as otherwise provided below, automatically and simultaneously released to the same extent, and Second Lien Agent will promptly execute and deliver to the First Lien Agents such termination statements, releases, and other documents as the First Lien Agents reasonably request to effectively confirm the release; provided that such release will not occur without the consent of Second Lien Agent:

1. for an Enforcement Action, as to any Collateral the net Proceeds of the disposition of which will not be applied to repay the First Lien Obligations, or

2. for a Disposition, if the Disposition is prohibited by a provision of the Second Lien NPA.

(b) Second Lien Agent hereby appoints the First Lien Authorized Person, or any officer or agent of the First Lien Authorized Person, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of Second Lien Agent or in the First Lien Authorized Person’s own name, in the First Lien Authorized Person’s discretion to take any action and to execute any and all documents and instruments that may be reasonable and appropriate for the limited purpose of carrying out the terms of this section 1.10, including any endorsements or other instruments of transfer or release. This appointment is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations or such time as this Agreement is terminated in accordance with its terms.

(c) Until the Discharge of First Lien Obligations, to the extent that a First Lien Agent:

(i) releases a Lien on Collateral or a Grantor from its Obligations under its guaranty, which Lien or guaranty is reinstated, or

(ii) obtains a new Lien or additional guaranty from a Grantor, then Second Lien Agent will be granted a Lien on such Collateral and an additional guaranty, as the case may be, subject to section 1.1, “Seniority of Liens Securing First Lien Obligations.”

1.11 Subordination of Liens Securing Excess First Lien Obligations

(a) All Liens securing Second Lien Obligations will be senior in all respects and prior to any Lien on the Collateral securing any Excess First Lien Obligations, as defined below (but only with respect to such excess amounts), and all Liens of the First Lien Claimholders securing any Excess First Lien Obligations will be junior and subordinate in all respects to any Lien securing a Second Lien Obligation.

(b) “Excess First Lien Obligations” means any First Lien Obligations that are in excess of the First Lien Cap.

(c) With respect to the Excess First Lien Obligations and Collateral (including Proceeds),

(i) First Lien Claimholders will have rights and obligations (other than the obligations in respect to the Standstill Period) analogous to the rights and obligations Second Lien Claimholders have under this Agreement with respect to the Second Lien Obligations and the Collateral (including Proceeds), and

(ii) Second Lien Claimholders will have rights and obligations analogous to the rights and obligations First Lien Claimholders have under this Agreement with respect to the First Lien Obligations that are not in excess of the First Lien Cap, and the Collateral (including Proceeds).

(d) Nothing in this section 1.11 will waive any breach of, default or event of default under the Second Lien Documents or this Agreement resulting from:

(i) the incurrence of Obligations under the First Lien Documents in excess of the First Lien Cap, or

(ii) the grant of Liens under the First Lien Collateral Documents securing any such excess amounts, or the right of Second Lien Claimholders to exercise any rights and remedies under the Second Lien Documents as a result thereof.

2. MODIFICATION OF OBLIGATIONS

2.1 Permitted Modifications

Except as otherwise expressly provided in this section 2,

(a) some or all of the First Lien Obligations may be modified, and their aggregate amount increased or Refinanced, in each case in accordance with the provisions of the First Lien Documents and the First Lien Intercreditor Agreement, without notice to or consent by any Second Lien

Claimholder; provided that the holders of any Refinancing Indebtedness (or their agent) must bind themselves in a writing addressed to Second Lien Claimholders to the terms of this Agreement, and

(b) the Second Lien Obligations may be modified, and their aggregate amount increased or Refinanced, in each case in accordance with the provisions of the Second Lien Documents, without notice to or consent by any First Lien Claimholder; provided that the holders of any Refinancing Indebtedness (or their agent) must bind themselves in a writing addressed to First Lien Claimholders to the terms of this Agreement.

However, no such modifications may alter or otherwise affect sections 1.1, “Seniority of Liens Securing First Lien Obligations,” or 1.8, “Prohibition on Contesting Liens; No Marshaling”, or otherwise be in contravention of the other provisions of this Agreement.

2.2 Modifications Requiring Consent

Notwithstanding the preceding section 2.1, and except as otherwise permitted as DIP Financing provided by a First Lien Claimholder and deemed consented to by the Second Lien Agent pursuant to section 6.1, “Use of Cash Collateral and DIP Financing,” the prior written consent of the Second Lien Agent is required with respect to any modification to or Refinancing of any or all of the First Lien Obligations, and the prior written consent of the First Lien Authorized Person is required with respect to any modification to or Refinancing of the Second Lien Obligations, that:

(a) increases the aggregate principal amount of notes, or similar instruments or other similar extensions of credit for the First Lien Obligations, above the amount permitted by the First Lien Cap;

(b) increases the interest rate or yield, including by increasing the “applicable margin” or similar component of the interest rate or by modifying the method of computing interest in a manner that would result in the total yield thereon to exceed by more than 3% per annum the total yield (i) on the First Lien Principal Obligations thereunder as in effect on the date hereof or (ii) on the aggregate unpaid principal of the notes outstanding under the Second Lien NPA as in effect on the date hereof (and in each case, excluding resulting from the accrual of interest at the default rate and any fees and premiums incurred in connection with the First Lien Obligations or the Second Lien Obligations);

(c) for the First Lien Obligations, extends a scheduled payment or the scheduled final maturity date under any First Lien NPA or a Refinancing beyond the scheduled final maturity date of the Second Lien NPA or Refinancing;

(d) for the First Lien Obligations, modifies a mandatory prepayment provision in a manner prohibited by the Second Lien NPA as in effect on the date hereof;

(e) for the First Lien Obligations, increases the amount of Proceeds of dispositions of Collateral that are not required to be used to prepay First Lien Obligations and that may be retained by the Grantors to an amount greater than permitted under the Second Lien NPA and/or under the First Lien Documents as in effect on the date hereof;

(f) modifies a covenant or event of default that directly restricts one or more Grantors from (i) making payments under the First Lien Documents or the Second Lien Documents, (ii) issuing new Shares of Common Stock or Warrant Shares to a First Lien Claimholder or a Second Lien Claimholder, including as part of a conversion of some or all the First Lien Obligations or Second Lien Obligations into Shares of Common Stock (iii) paying cash to a First Lien Claimholder or a Second Lien Claimholder in lieu of issuing fractional shares of Common Stock or Warrant Shares, or (iv) taking any other action that would restrict the rights of a First Lien Claimholder or a Second Lien Claimholder under this Agreement, in each case pursuant to, and in accordance with, the provisions of the First Lien NPAs or the Second Lien NPA, as applicable, in each case as in effect on the date hereof, that would otherwise be permitted under the First Lien Documents or the Second Lien Documents, in each case, as in effect on the date hereof;

(g) for the Second Lien Obligations, modifies any covenant, default, or event of default to make such covenant, default or event of default materially more restrictive as to any Grantor, except for modifications to match changes made to the First Lien Obligations so as to preserve, on substantially similar economic terms, any differential that exists on the date hereof between the covenants, defaults, or events of default in the First Lien Collateral Documents and the covenants, defaults, or events of default in the Second Lien Collateral Documents;

(h) for the Second Lien Obligations, accelerates any date upon which a scheduled payment of principal or interest is due;

(i) for the Second Lien Obligations, changes a prepayment, redemption, or defeasance provision so as to require a new payment or accelerate an existing payment Obligation; or

(j) for the Second Lien Obligations:

(i) changes a term that would result in a default under a First Lien NPA,

(ii) increases the Obligations of a Grantor, or

(iii) confers additional rights on a Second Lien Claimholder in a manner materially adverse to a First Lien Claimholder.

2.3 Parallel Modifications To Second Lien Obligations

Subject to Section 2.2, “Modifications Requiring Consent,” if a First Lien Claimholder and a Grantor modify a First Lien Collateral Document in a manner that it is not contrary to any provisions of this Agreement, the modification will apply automatically to any comparable provision of a Second Lien Collateral Document in which the Grantor grants a Lien on the same Collateral, without the consent of any First Lien Claimholder or Second Lien Claimholder and without any action required by any First Lien Claimholder or Second Lien Claimholder or any Grantor; provided that no such modification will:

(a) remove or release Second Lien Collateral, except to the extent that (1) the release is permitted or required by section 6.1, “Use of Cash Collateral and DIP Financing,” and (2) there is a corresponding release of First Lien Collateral,

(b) impose duties on Second Lien Agent without its consent,

(c) permit other Liens on the Collateral not permitted under the terms of the Second Lien Documents or section 6, “Insolvency Proceedings,” of this Agreement, or

(d) be prejudicial to the interest of Second Lien Claimholders to a greater extent than First Lien Claimholders (other than by virtue of their relative priorities and rights and obligations hereunder).

2.4 Notice Of Modifications

The applicable First Lien Agent will notify Second Lien Agent (and, to the extent required by the First Lien Intercreditor Agreement, the other First Lien Agent), and Second Lien Agent will notify each First Lien Agent, of each modification to the First Lien Obligations or Second Lien Obligations, respectively, within five (5) Business Days after the modification’s effective date and, if requested by the notified agent, promptly provide copies of any documents executed and delivered in connection with the modification. Notice and copies will not be required to the extent any Grantor has provided the same to the agent to be notified.

3. ENFORCEMENT

3.1 Who May Exercise Remedies

(a) Subject to subsections (b) and (c) below, until the Discharge of First Lien Obligations, First Lien Claimholders will have the exclusive right to, and no Second Lien Claimholder will:

(i) commence and maintain an Enforcement Action (including the rights to set off or credit bid their debt),

(ii) subject to section 1.10, “Release of Liens,” make determinations regarding the release or disposition of, or restrictions with respect to, the Collateral, and

(iii) otherwise enforce the rights and remedies of a secured creditor under the U.C.C. and the Bankruptcy Laws of any applicable jurisdiction, so long as any Proceeds received by the First Lien Agents and other First Lien Claimholders in the aggregate in excess of those necessary to achieve Discharge of First Lien Obligations are distributed in accordance with Section 4.1, “Application of Proceeds,” except as otherwise required pursuant to the U.C.C. and applicable law, subject to the relative priorities described in section 1.1, “Seniority of Liens Securing First Lien Obligations.”

(b) Notwithstanding the preceding section 3.1(a), Second Lien Claimholders may commence an Enforcement Action or exercise rights with respect to a Lien securing a Second Lien Obligation if:

(i) 120 days have elapsed since Second Lien Agent notified each First Lien Agent that the Second Lien Obligations were due in full as a result of acceleration or otherwise (the “Standstill Period”),

(ii) First Lien Claimholders are not then diligently pursuing an Enforcement Action with respect to all or a material portion of the Collateral or diligently attempting to vacate any stay or prohibition against such exercise, and any acceleration of the Second Lien Obligations has not been rescinded; provided that in the event that and for so long as the Second Lien Claimholders have commenced any actions to enforce their rights or exercise their remedies with respect to all or any material portion of the Collateral to the extent permitted hereunder and are diligently pursuing such actions (which actions shall include, for the avoidance of doubt, diligent pursuit of an orderly sale or disposition of all or substantially all of the stock of any Grantor in a manner consistent with the sale of such assets in the marketplace), the First Lien Claimholders shall not take any action with respect to such Collateral that is contrary to the actions being taken by the Second Lien Claimholders, and

(iii) no Grantor is then a debtor in an Insolvency Proceeding.

(c) In addition, notwithstanding section 3.1(a), a Second Lien Claimholder may:

(i) file one or more proofs of claim or statements of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), and make other filings, arguments, and motions, with respect to the Second Lien Obligations and the Collateral in any Insolvency Proceeding commenced by or against any Grantor, in each case in accordance with this Agreement,

(ii) take action to create, perfect, preserve, or protect its Lien on the Collateral, so long as such actions are not adverse to the priority status in accordance with this Agreement of Liens on the Collateral securing the First Lien Obligations or First Lien Claimholders’ rights to exercise remedies,

(iii) file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including without limitation any claims secured by the Collateral or otherwise make any arguments or file any motions pertaining to the Second Lien Obligations and Liens securing the Second Lien Obligations, in each case, in accordance with the terms of this Agreement,

(iv) join (but not exercise any control over) a judicial foreclosure or Lien enforcement proceeding with respect to the Collateral initiated by the First Lien Authorized Person, to the extent that such action could not reasonably be expected to interfere materially with the Enforcement Action, but no Second Lien Claimholder may receive any Proceeds thereof unless expressly permitted herein,

(v) bid for or purchase Collateral at any public, private, or judicial foreclosure upon such Collateral initiated by any First Lien Claimholder, or any sale of Collateral during an Insolvency Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless such bid also includes cash sufficient to cause the Discharge of First Lien Obligations, and/or

(vi) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by this Agreement.

(d) The Second Lien Claimholders shall have the right to exercise rights and remedies as unsecured creditors (other than initiating or joining in an involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor) in accordance with the terms of the Second Lien Documents and applicable law so long as such rights and remedies do not violate, or are not in contravention of, any provision of this Agreement; provided, that in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien (to the extent corresponding and applicable to such Collateral) shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien

Obligations) as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(e) Nothing in this Agreement shall prohibit the payment by Terran PubCo or the receipt by the Second Lien Claimholders of the required payments of interest, principal, prepayment premium or penalty (if any), and other amounts owed in respect of the Second Lien Obligations in the ordinary course, so long as such payment is not made with the Proceeds from the sale, lease, or other disposition of any Collateral (except as otherwise permitted by the First Lien Documents and this Agreement), or such receipt is not the direct or indirect result of the exercise by the Second Lien Agent of rights or remedies as a secured creditor (including set off) or enforcement in contravention of this Agreement of any Lien securing the Second Lien Obligations or as a result of any other violation by any Second Lien Claimholder of the terms of this Agreement; provided, that the Second Lien Agent and other Second Lien Claimholders may accept receipt of adequate protection payments to the extent provided for herein.

(f) Terran PubCo will promptly notify Second Lien Agent of the Discharge of First Lien Obligations.

3.2 Manner Of Exercise

(a) A First Lien Claimholder may take any Enforcement Action:

(i) in any manner, in its sole discretion, as long as it is not in violation of this Agreement,

(ii) without consultation with or the consent of any Second Lien Claimholder,

(iii) regardless of whether an Insolvency Proceeding has been commenced,

(iv) regardless of any provision of any Second Lien Document (other than this Agreement), and

(v) regardless of whether such exercise is adverse to the interest of any Second Lien Claimholder.

(b) The rights of the First Lien Authorized Person or another First Lien Claimholder to enforce any provision of this Agreement or any First Lien Document will not be prejudiced or impaired by:

(i) any act or failure to act of any Grantor, any other First Lien Claimholder, or the First Lien Authorized Person, or

(ii) noncompliance by any Person other than such First Lien Claimholder with any provision of this Agreement, any First Lien

Document, or any Second Lien Document, regardless of any knowledge thereof that any First Lien Claimholder or the First Lien Authorized Person may have or otherwise be charged with.

(c) No Second Lien Claimholder will contest, protest, object to, or take any action to hinder, and each waives any and all claims with respect to, any Enforcement Action by a First Lien Claimholder so long as any proceed received by any First Lien Claimholder in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with section 4.1, “Application of Proceeds,” and applicable law.

3.3 Specific Performance

The First Lien Authorized Person, on behalf of the First Lien Claimholders, and Second Lien Agent, on behalf of the Second Lien Claimholders, may each demand specific performance of this Agreement, and each irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action brought by the First Lien Authorized Person or and Second Lien Agent, respectively.

4. PAYMENTS

4.1 Application Of Proceeds

Until the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations, and regardless of whether an Insolvency Proceeding has been commenced, Collateral or Proceeds received in connection with an Enforcement Action, subject to section 6.7, “Reorganization Securities,” involving a Grantor will be applied:

(a) first, to the payment in full or cash collateralization of all First Lien Obligations that are not Excess First Lien Obligations,

(b) second, to the payment in full of the Second Lien Obligations,

(c) third, to the payment in full of any Excess First Lien Obligations, and

(d) fourth, to the applicable Grantor or as otherwise required by applicable law.

in each case as specified in the First Lien Documents (and, if then in effect, the First Lien Intercreditor Agreement) or the Second Lien Documents, as applicable.

Notwithstanding the foregoing, until the Discharge of First Lien Obligations, any non-cash proceeds (other than Reorganization Securities) will be held by the First Lien Authorized Person as Collateral unless the failure to apply such amounts as set above would be commercially unreasonable.

4.2 Insurance

Unless and until the Discharge of First Lien Obligations has occurred, the First Lien Authorized Person shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the First Lien Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the Collateral, shall be paid to the First Lien Authorized Person for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Documents (and, if then in effect, the First Lien Intercreditor Agreement) and thereafter, to the extent no First Lien Obligations are outstanding, to the Second Lien Agent for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Documents and then, to the extent no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if the any Second Lien Claimholder shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall pay such proceeds over to the First Lien Authorized Person in accordance with section 4.3, “Payment Turnover,” of this Agreement.

4.3 Payment Turnover

Until the Discharge of First Lien Obligations, whether or not an Insolvency Proceeding has commenced, Collateral or Proceeds (including insurance proceeds or property or Proceeds subject to Liens referred to in paragraph (d) of section 1.5, “First and Second Lien Collateral to Be Identical”) received by a Second Lien Claimholder in connection with an Enforcement Action, subject to section 6.7, “Reorganization Securities,” will be:

(a) segregated and held in trust, and

(b) promptly paid over to the First Lien Authorized Person in the form received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, and applied in accordance with section 4.1 “Application of Proceeds.” The First Lien Authorized Person is authorized to make such endorsements as agent for the Second Lien Claimholder. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

4.4 Refinancing Prior to Discharge of First Lien Obligations

If, after the Discharge of First Lien Obligations, Terran PubCo or Terran OpCo, as applicable, issues or incurs Refinancing of some or all of the First Lien Obligations that is permitted to be incurred under the First Lien Intercreditor Agreement and Second Lien Documents, such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (except for actions taken as a result of the initial Discharge of First Lien Obligations). Upon Second Lien Agent’s receipt of a notice stating that

Terran PubCo or Terran OpCo, as applicable, has entered into a new First Lien Document and identifying the new First Lien Agent (the “New Agent”):

(a) the Obligations under such Refinancing indebtedness will automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein,

(b) the New Agent under such new First Lien Documents will be a First Lien Agent for all purposes of this Agreement,

(c) Second Lien Agent will promptly:

(i) enter into such documents and agreements (including amendments or supplements to this Agreement) as Terran PubCo, Terran OpCo or the New Agent reasonably requests to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, and

(ii) deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral), and

(d) the New Agent will promptly agree in a writing addressed to Second Lien Agent to be bound by the terms of this Agreement.

If any Obligations under the new First Lien Documents are secured by Collateral that does not also secure the Second Lien Obligations, then the Grantors will cause the Second Lien Obligations to be secured at such time by a second priority Lien on such Collateral to the same extent provided in the First Lien Collateral Documents and this Agreement.

5. PURCHASE OF FIRST LIEN OBLIGATIONS BY SECOND LIEN CLAIMHOLDERS

5.1 Purchase Right

(a) If there is:

(i) an acceleration of any or all of the First Lien Obligations in accordance with the First Lien NPAs,

(ii) a payment default under any First Lien NPA that is not cured, or waived by the applicable First Lien Claimholders, within sixty (60) days of its occurrence, or

(iii) the commencement of an Insolvency Proceeding, (each a “Purchase Event”), then Second Lien Claimholders may purchase all, but not less than all, of the First Lien Obligations up to but not in excess of the First Lien Cap (the “Purchase Obligations”). Such purchase will:

1. include all principal of, and all accrued and unpaid interest, fees, and expenses in respect of, all First Lien Obligations outstanding at the time of purchase up to but not in excess of the First Lien Cap,

2. be made pursuant to one or more agreements (each, an “Assignment Agreement”) in form and substance reasonably satisfactory to, and prepared by counsel for each First Lien Agent (with the cost of such counsel to be paid by the Purchasing Creditors), whereby Second Lien Claimholders will assume all Obligations of First Lien Claimholders under the First Lien Documents, and

3. otherwise be subject to the terms and conditions of this section 5. Each First Lien Claimholder will retain all rights to indemnification provided in the relevant First Lien Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this section 5.

(b) First Lien Claimholders will not commence an Enforcement Action while Second Lien Claimholders have a right to purchase the First Lien Obligations under this section 5.

5.2 Purchase Notice

(a) Second Lien Claimholders desiring to purchase all of the Purchase Obligations (the “Purchasing Creditors”) will deliver a notice (a “Purchase Notice”) to each First Lien Agent that:

(i) is signed by the Purchasing Creditors and sent within ten (10) Business Days of the Purchase Event,

(ii) states that it is a Purchase Notice under this section 5,

(iii) states that each Purchasing Creditor is irrevocably electing to purchase, in accordance with this section 5, the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly 100% for all Purchasing Creditors,

(iv) represents and warrants that the Purchase Notice is in conformity with the Second Lien Documents and any other binding agreement among Second Lien Claimholders, and

(v) designates a date (a “Purchase Date”) on which the purchase will occur promptly but in any event within twenty (20) Business Days after each First Lien Agent’s receipt of the Purchase Notice.

A Purchase Notice will be ineffective if it is received by any First Lien Agent after the occurrence giving rise to the Purchase Event is waived, cured, or otherwise ceases to exist.

(b) Upon the First Lien Agents’ receipt of an effective Purchase Notice conforming to this section 5.2, the Purchasing Creditors will be irrevocably obligated to purchase, and the First Lien Claimholders will be irrevocably obligated to sell, the First Lien Obligations in accordance with and subject to this section 5.

5.3 PURCHASE PRICE

The “Purchase Price” for the Purchase Obligations will equal the sum of:

(a) the principal amount of all notes included in the Purchase Obligations and all accrued and unpaid interest thereon through the Purchase Date including any acceleration prepayment penalties or premiums, and

(b) all accrued and unpaid fees, expenses and other amounts owed to the First Lien Claimholders under the First Lien Documents on the Purchase Date to the extent not allocable to Excess First Lien Obligations.

5.4 Purchase Closing

On the Purchase Date:

(a) the Purchasing Creditors and the First Lien Agents will execute and deliver the Assignment Agreements,

(b) the Purchasing Creditors will pay the Purchase Price to the First Lien Agents by wire transfer of immediately available funds, and

(c) Second Lien Agent will execute and deliver to the First Lien Agents a waiver of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this section 5.

5.5 Excess First Lien Obligations Not Purchased

Any Excess First Lien Obligations will, after the closing of the purchase of the First Lien Obligations in accordance with this section 5, remain Excess First Lien Obligations for all purposes of this Agreement.

5.6 Actions After Purchase Closing

(a) Promptly after the closing of the purchase of all Purchase Obligations, the First Lien Agents will distribute the Purchase Price to their respective First Lien Claimholders in accordance with the terms of their respective First Lien NPAs.

(b) After the closing of the purchase of all Purchase Obligations, the Purchasing Creditors may request that the First Lien Agents immediately resign. Upon such resignation, new agents will be elected or appointed in accordance with the First Lien Documents.

5.7 No Recourse Or Warranties; Defaulting Creditors

(a) First Lien Claimholders will be entitled to rely on the statements, representations, and warranties in the Purchase Notice without investigation, even if First Lien Claimholders are notified that any such statement, representation, or warranty is not or may not be true.

(b) The purchase and sale of the First Lien Obligations under this section 5 will be without recourse and without representation or warranty of any kind by First Lien Claimholders, except that First Lien Claimholders (other than the First Lien Agents or the First Lien Authorized Persons) represent and warrant that on the Purchase Date, immediately before giving effect to the purchase:

(i) the principal of and accrued and unpaid interest on the Purchase Obligations, and the fees and expenses thereof, are as stated in the Assignment Agreements,

(ii) First Lien Claimholders own the Purchase Obligations free and clear of any Liens, and

(iii) each First Lien Claimholder has the right to assign its Purchase Obligations.

(c) The obligations of First Lien Claimholders to sell their respective Purchase Obligations under this section 5 are several and not joint and several. If a First Lien Claimholder (a “Defaulting Creditor”) breaches its obligation to sell its Purchase Obligations under this section 5, no other First Lien Claimholder will be obligated to purchase the Defaulting Creditor’s Purchase Obligations for resale to the holders of Second Lien Obligations. A First Lien Claimholder that complies with this section 5 will not be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor; provided that nothing in this subsection (c) will require the Purchasing Creditors to purchase less than all of the Purchase Obligations.

(d) Terran PubCo irrevocably consents, and will use its best efforts to obtain any necessary consent of each other Grantor, to any assignment effected to one or more Purchasing Creditors pursuant to this section 5.

6. INSOLVENCY PROCEEDINGS

6.1 Use Of Cash Collateral And DIP Financing

(a) Until the Discharge of First Lien Obligations, if an Insolvency Proceeding has commenced, Second Lien Agent, as holder of a Lien on the Collateral, will not contest, protest, or object to, and each Second Lien Claimholder will be deemed to have consented to:

(i) any use, sale, or lease of “cash collateral” (as defined in section 363(a) of the Bankruptcy Code), and

(ii) any Grantor obtaining DIP Financing, if, in each case, the First Lien Authorized Person consents in writing to such use, sale, or lease, or DIP Financing; provided that:

1. Second Lien Agent otherwise retains its Lien on the Collateral on the same priority basis as set forth in section 1.1, “Seniority of Liens Securing First Lien Obligations,”

2. any Second Lien Claimholder may seek adequate protection as permitted by section 6.4, “Adequate Protection,”

3. such DIP Financing and the Liens securing such DIP Financing are pari passu with or superior in priority to the then outstanding First Lien Obligations and the Liens securing such First Lien Obligations (and Second Lien Agent will subordinate its Liens on the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto)), and

4. Upon written request from the First Lien Authorized Person, Second Lien Agent, as holder of a Lien on the Collateral, will at the sole cost and expense of the First Lien Claimholders, join any objection by the First Lien Authorized Person to the use, sale, or lease of cash collateral for any purpose other than adequate protection payments to Second Lien Claimholders.

(b) No Second Lien Claimholder may provide DIP Financing to any Grantor secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations; provided that if the First Lien Authorized Person states in writing to Terran PubCo or the Second Lien Agent at any time prior to or after the commencement of an Insolvency Proceeding, or states on the record in any Insolvency Proceeding, that the First Lien Claimholders will not provide DIP Financing, and the First Lien Authorized Person has not

consented in writing under this Section 6.1 to another Person providing DIP Financing that complies with this Section 6.1 (and such consent has not been withdrawn), then a Second Lien Claimholder may provide DIP Financing secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations, and the First Lien Claimholders may object thereto; provided that such DIP Financing may not “roll-up” or otherwise include or refinance any pre-petition Second Lien Obligations. In addition, the holders of First Lien Obligations shall use their commercially reasonable efforts to offer each Second Lien Claimholder an opportunity to participate in any proposed DIP Financing that is provided by some or all of the holders of the First Lien Obligations; provided that (i) the aggregate principal amount of the commitments of the Second Lien Claimholders under such DIP Financing shall not exceed 25% of the aggregate principal amount of the commitments of all lenders under such DIP Financing (and in any event, if Lockheed Martin and its affiliates are not the Controlling Secured Parties under and as defined in the First Lien Intercreditor Agreement at the time such DIP Financing commitments are determined, the aggregate principal amount of the commitments of Lockheed Martin and its affiliates in their capacities as lenders under such DIP Financing shall not exceed 40% of the aggregate principal amount of the commitments of all lenders under such DIP Financing), and (ii) no amendment of, or waiver or consent under, such DIP Financing shall require the signature or any other consent of any Second Lien Claimholders, unless the same disproportionately and adversely affects such Second Lien Claimholders (solely in its capacity as a lender under such DIP Financing) as compared to the effect of such amendment, waiver or consent upon the lenders under such DIP Financing holding loans of the same type as such Second Lien Secured Claimholders.

(c) Nothing in this section 6.1 limits or impairs the right of Second Lien Agent to object to any motion regarding DIP Financing (including a DIP Financing proposed by one or more holders of the First Lien Obligations) or cash collateral to the extent that the DIP Financing does not meet the requirements of section 6.1(a).

6.2 Sale Of Collateral

Second Lien Agent, as holder of a Lien on the Collateral and on behalf of the Second Lien Claimholders, will not contest, protest, or object, and will be deemed to have consented pursuant to section 363(f) of the Bankruptcy Code, to a Disposition of Collateral free and clear of its Liens or other interests under section 363 of the Bankruptcy Code if First Lien Authorized Person consents in writing to the Disposition; provided that:

(a) either (i) pursuant to court order, the Liens of Second Lien Claimholders attach to the net Proceeds of the Disposition with the same priority and validity as the Liens held by Second Lien Claimholders on such Collateral, and the Liens remain subject to the terms of this Agreement, or (ii) the Proceeds of a Disposition of Collateral received by a First Lien Agent in excess of those necessary to achieve the Discharge of First Lien Obligations, are distributed in accordance with the U.C.C. and applicable law.

(b) Second Lien Claimholders have the right to credit bid on the Collateral in any such Disposition in accordance with section 363(k) of the Bankruptcy Code as long as such bid also includes sufficient cash to satisfy in full all First Lien Obligations (other than excess First Lien Obligations).

Upon the First Lien Authorized Person’s request and at the sole cost and expense of the holders of the First Lien Obligations, Second Lien Agent, solely in its capacity as holder of a Lien on Collateral, will join any objection asserted by a First Lien Agent to any Disposition of Collateral during an Insolvency Proceeding.

6.3 Relief From The Automatic Stay

Until the Discharge of First Lien Obligations, no Second Lien Claimholder may seek relief from the automatic stay or any other stay in an Insolvency Proceeding in respect of the Collateral without the prior written consent of the First Lien Agents or oppose any request by a First Lien Agent for relief from such stay, except to the extent that a First Lien Agent seeks or obtains relief from or modification of such stay.

6.4 Adequate Protection

(a) No Second Lien Claimholder will contest, protest, or object to:

(i) a request by a First Lien Claimholder for “adequate protection” under any Bankruptcy Law, or

(ii) an objection by a First Lien Claimholder to a motion, relief, action, or proceeding based on a First Lien Claimholder claiming a lack of adequate protection.

(b) Notwithstanding the preceding section 6.4(a), in an Insolvency Proceeding:

(i) Except as permitted below in this section 6.4, no Second Lien Claimholders may seek or request adequate protection or relief from the automatic stay imposed by section 362 of the Bankruptcy Code.

(ii) If a First Lien Claimholder is granted adequate protection in the form of additional or replacement Collateral, or as an administrative expense claim, in connection with a motion described in section 6.1, “Use of Cash Collateral and DIP Financing,” then Second Lien Agent may seek or request adequate protection in the same form, with any adequate protection Liens being subordinated to the Liens securing the First Lien Obligations and any DIP Financing (and all related Obligations) on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the Liens securing First Lien Obligations under this Agreement and any administrative expense claim junior and subordinate to the administrative expense claim to the administrative expense claim of the First Lien Claimholders.

(iii) Any claim by a Second Lien Claimholder under section 507(b) of the Bankruptcy Code will be subordinate in right of payment to any claim of First Lien Claimholders under section 507(b) of the Bankruptcy Code and any payment thereof will be deemed to be Proceeds of Collateral; provided that, subject to section 6.7, “Reorganization Securities,” Second Lien Claimholders will be deemed to have agreed pursuant to section 1129(a)(9) of the Bankruptcy Code that such section 507(b) claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.

(iv) So long as the First Lien Agents are receiving payment in cash of all Post-Petition Claims consisting of all interest at the applicable rate under the First Lien Documents, Second Lien Agent may seek and, subject to the terms hereof, retain payments of Post-Petition Claims consisting of interest at the applicable rate under the Second Lien Documents (“Second Lien Adequate Protection Payments”). If a Second Lien Claimholder receives Second Lien Adequate Protection Payments before the Discharge of First Lien Obligations, then upon the effective date of any plan or the conclusion or dismissal of any Insolvency Proceeding, the Second Lien Claimholder will pay over to the First Lien Authorized Person, as they direct, pursuant to section 4.1, “Application of Proceeds,” an amount equal to the lesser of (i) the Second Lien Adequate Protection Payments received by the Second Lien Claimholder and (ii) the amount necessary to Discharge the First Lien Obligations. Notwithstanding anything herein to the contrary, First Lien Claimholders will not be deemed to have consented to, and expressly retain their rights to object to, requests by Second Lien Agent, for Second Lien Adequate Protection Payments (other than as permitted under section 6.4(b)(i)-(iii)).

6.5 First Lien Objections To Second Lien Actions

Subject to section 3.1, “Who May Exercise Remedies,” nothing in this section 6 limits a First Lien Claimholder from objecting in an Insolvency Proceeding or otherwise to any action taken by a Second Lien Claimholder, including the Second Lien Claimholder’s seeking adequate protection (other than adequate protection permitted under section 6.4(b)) or asserting any of its rights and remedies under the Second Lien Documents or otherwise, or limits the rights of such Second Lien Claimholder to respond to any such objections.

6.6 Avoidance; Reinstatement Of Obligations

If a First Lien Claimholder or a Second Lien Claimholder receives payment or property on account of a First Lien Obligation or Second Lien Obligation, and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside, or otherwise required to be transferred to a trustee, receiver, or the estate of a Grantor (a “Recovery”), then, to the extent of the Recovery, the First Lien Obligations or Second Lien Obligations intended to have been satisfied by the payment will be reinstated as First Lien Obligations or Second Lien Obligations, as applicable, on the date of the Recovery, and no Discharge of First Lien Obligations or Discharge of Second Lien Obligations, as applicable, will be deemed to have occurred for all purposes hereunder. If this Agreement is terminated prior to a Recovery, this Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from the date of reinstatement. Upon any such reinstatement of First Lien Obligations, each Second Lien Claimholder will deliver to the First Lien Authorized Person, as they direct, any Collateral or Proceeds thereof received between the Discharge of First Lien Obligations and their reinstatement in accordance with section 4.3, “Payment Turnover.”

6.7 Reorganization Securities

Nothing in this Agreement prohibits or limits the right of a Second Lien Claimholder to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding (any such securities, the “Reorganization Securities”).

If, in an Insolvency Proceeding, the Reorganization Securities of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the Reorganization Securities distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such Reorganization Securities pursuant to such plan and will apply with like effect to the Liens securing such Reorganization Securities.

6.8 Post-Petition Claims

(a) No Second Lien Claimholder may oppose or seek to challenge any claim by a First Lien Claimholder for allowance or payment in any Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Claims, without regard to the existence of the Liens of the Second Lien Claimholders on the Collateral.

(b) No First Lien Claimholder may oppose or seek to challenge in an Insolvency Proceeding a claim by a Second Lien Claimholder for allowance of Second Lien Obligations consisting of Post-Petition Claims to the extent of the value of the Lien of the Second Lien Obligations on the Collateral (after taking into account the amount of First Lien Obligations).

6.9 Waivers

Second Lien Agent waives:

(a) any claim it may hereafter have against any First Lien Claimholder arising out of any cash collateral or financing arrangement or out of the election of any First Lien Claimholders of the application of section 1111(b)(2) of the Bankruptcy Code, any grant of a security interest in connection with the Collateral in an Insolvency Proceeding, so long as such actions are not in express contravention of the terms of this Agreement, and

(b) any right to assert or enforce any claim under section 506(c) or 552 of the Bankruptcy Code as against First Lien Claimholders or any of the Collateral to the extent securing the First Lien Obligations.

6.10 Separate Grants Of Security And Separate Classification

The grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants. Because of, among other things, their differing rights in the Collateral, the Second Lien Obligations, to the extent deemed to be “secured claims” within the meaning of section 506(b) of the Bankruptcy Code, are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization in an Insolvency Proceeding. Second Lien Claimholders will not seek in an Insolvency Proceeding to be treated as part of the same class of creditors as First Lien Claimholders and will not oppose or contest any pleading by First Lien Claimholders seeking separate classification of their respective secured claims.

6.11 Effectiveness In Insolvency Proceedings

The Parties acknowledge that this Agreement is a “subordination agreement” under section 510(a) of the Bankruptcy Code, which will be effective before, during, and after the commencement of an Insolvency Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency Proceeding.

7. MISCELLANEOUS

7.1 Conflicts

If this Agreement conflicts with the First Lien Documents or the Second Lien Documents, this Agreement will control. Notwithstanding the foregoing, the relative rights and obligations of First Lien Claimholders (as amongst themselves) with respect to any First Lien Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement relating to any First Lien Collateral, the provisions of the First Lien Intercreditor Agreement shall control solely with regard to such rights and obligations. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, under the First Lien Documents and the Second Lien Documents, including the obligations to pay the First Lien

Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

7.2 No Waivers; Remedies Cumulative; Integration

A Party’s failure or delay in exercising a right under this Agreement will not waive the right, nor will a Party’s single or partial exercise of a right preclude it from any other or further exercise of that or any other right. The rights and remedies provided in this Agreement will be cumulative and not exclusive of other rights or remedies provided by law. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, oral or written, relating to its subject matter.

7.3 Effectiveness; Severability; Termination

This Agreement will become effective when executed and delivered by the Parties. Each First Lien Claimholder and each Second Lien Claimholder waives any right it may have under applicable law to revoke this Agreement or any provision thereunder or consent by it thereto. This Agreement will survive, and continue in full force and effect, in any Insolvency Proceeding. If a provision of this Agreement is prohibited or unenforceable in a jurisdiction, the prohibition or unenforceability will not invalidate the remaining provisions hereof, or invalidate or render unenforceable that provision in any other jurisdiction.

Subject to sections 1.6(d) and 1.6(g), “Pledged Collateral,” 4.1, “Application of Proceeds,” 4.4, “Refinancing After Discharge of First Lien Obligations,” 6.5, “First Lien Objections to Second Lien Actions,” and 6.6, “Avoidance; Reinstatement of Obligations,” this Agreement will terminate and be of no further force and effect: (a) for First Lien Claimholders, upon the Discharge of First Lien Obligations and the Discharge of Excess First Lien Obligations, and (b) for Second Lien Claimholders, upon the Discharge of Second Lien Obligations.

7.4 Modifications Of This Agreement

A modification or waiver of any provision of this Agreement will only be effective if in writing signed on behalf of each Party or its authorized agent, and a waiver will be a waiver only for the specific instance involved and will not impair the rights of the Parties making the waiver or the obligations of the other Parties to such Party in any other respect or at any other time. Notwithstanding the foregoing, no Grantor will have a right to consent to or approve a modification of this Agreement except to the extent its rights are directly affected.

7.5 Information Concerning Financial Condition Of Grantors

The First Lien Claimholders and Second Lien Claimholders will each be responsible for keeping themselves informed of (a) the financial condition of the Grantors, and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. Neither the First Lien Authorized Person nor any First Lien Claimholder will have any duty to advise any Second Lien Claimholder, and no Second Lien Claimholder will have any duty to advise the First Lien Authorized Person or any first Lien Claimholder, of information known to it regarding any such condition or circumstances or otherwise.

If the First Lien Authorized Person or a First Lien Claimholder provides any such information to a Second Lien Claimholder, or a Second Lien Claimholder provides any such information to the First Lien Authorized Person or any First Lien Claimholder, the First Lien Authorized Person or the First Lien Claimholder, or Second Lien Claimholder, respectively, will have no obligation to:

(a) make, and it does not make, any express or implied representation or warranty, including as to accuracy, completeness, truthfulness, or validity,

(b) provide additional information on that or any subsequent occasion,

(c) undertake any investigation, or

(d) disclose information that, pursuant to applicable law or accepted or reasonable commercial finance practices, it desires or is required to maintain as confidential.

7.6 No Reliance

(a) Each First Lien Agent acknowledges that it and each other First Lien Claimholder has, independently and without reliance on any Second Lien Claimholder, and based on documents and information the First Lien Claimholders deemed appropriate, made its own credit analysis and decision to enter into the First Lien Documents and this Agreement, and will continue to make its own credit decisions in taking or not taking any action under the First Lien Documents or this Agreement.

(b) Second Lien Agent acknowledges that it and each other Second Lien Claimholder has, independently and without reliance on any First Lien Claimholder, and based on documents and information the Second Lien Claimholder deemed appropriate, made its own credit analysis and decision to enter into the Second Lien Documents and this Agreement, and will continue to make its own credit decisions in taking or not taking any action under the Second Lien Documents or this Agreement.

7.7 No Warranties; Independent Action

(a) Except as otherwise expressly provided herein:

(i) no Second Lien Claimholder has made any express or implied representation or warranty to any First Lien Claimholder, including with respect to the execution, validity, legality, completeness, collectability, or enforceability of any Second Lien Document, the ownership of any Collateral, or the perfection or priority of any Liens thereon, and

(ii) each Second Lien Claimholder may manage and supervise its loans and extensions of credit under the Second Lien Documents in accordance with applicable law and as it may otherwise, in its sole discretion, deem appropriate.

(b) Except as otherwise expressly provided herein:

(i) no First Lien Claimholder has made any express or implied representation or warranty to any Second Lien Claimholder, including with respect to the execution, validity, legality, completeness, collect-ability, or enforceability of any First Lien Document, the ownership of any Collateral, or the perfection or priority of any Liens thereon, and

(ii) each First Lien Claimholder may manage and supervise its loans and extensions of credit under the First Lien Documents in accordance with law and as it may otherwise, in its sole discretion, deem appropriate.

No Second Lien Claimholder will have any duty to any First Lien Claimholder, and no First Lien Claimholder will have any duty to any Second Lien Claimholder, to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the First Lien Documents and the Second Lien Documents), regardless of any knowledge thereof that it may have or be charged with.

7.8 Subrogation

If a Second Lien Claimholder pays or distributes cash, property, or other assets to a First Lien Claimholder under this Agreement, the Second Lien Claimholder will be subrogated to the rights of the First Lien Claimholder with respect to the value of the payment or distribution; provided that the Second Lien Claimholder waives such right of subrogation until the Discharge of First Lien Obligations. Such payment or distribution will not reduce the Second Lien Obligations.

7.9 Applicable Law; Jurisdiction; Service

(a) GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND

ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.11, “NOTICES.” NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

7.10 Waiver Of Right To Trial By Jury

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.11 Notices

(a) Any notice to a First Lien Claimholder or a Second Lien Claimholder under this Agreement must also be given to each First Lien Agent and Second Lien Agent, respectively. Unless otherwise expressly provided herein, notices and consents must be in writing and will be deemed to have been given (i) when delivered in person or by courier service and signed for against receipt thereof, (ii) upon receipt of facsimile, and (iii) three (3) Business Days after deposit in the United States mail with first-class postage prepaid and properly addressed. For the purposes hereof, the address of each Party will be as set forth below the Party’s name on the signature pages hereto, or at such other address as the Party may designate by notice to the other Parties.

(b) Failure to give a notice or copies as required by section 2.4, “Notice of Modifications” or section 3.1(f) regarding notice of Discharge of First Lien Obligations will not affect the effectiveness or validity of any modification or of this Agreement, or the effectiveness or validity of the exercise of remedies otherwise permitted hereunder and under applicable law, impose any liability on any First Lien Claimholder or Second Lien Claimholder, or waive any rights of any Party.

7.12 Further Assurances

Each First Lien Agent, the First Lien Authorized Person, Second Lien Agent, and the Grantors will each take such further action and will execute and deliver such additional documents and instruments (in recordable form, if requested) as a First Lien Agent, the First Lien Authorized Person, or Second Lien Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

7.13 Successors and Assigns

This Agreement is binding upon and inures to the benefit of each First Lien Claimholder, each Second Lien Claimholder, the First Lien Authorized Person, and their respective successors and assigns. However, no provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where such estate or creditor representative is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency Proceeding.

If either First Lien Agent or Second Lien Agent resigns or is replaced pursuant to the First Lien NPA or Second Lien NPA, as applicable, its successor will be a party to this Agreement with all the rights, and subject to all the obligations, of this Agreement. Notwithstanding any other provision of this Agreement, this Agreement may not be assigned to any Person except as expressly contemplated herein.

7.14 Authorization

By its signature hereto, each Person signing this Agreement on behalf of a Party represents and warrants to the other Parties that it is duly authorized to execute this Agreement.

7.15 No Third-Party Beneficiaries

No Person is a third-party beneficiary of this Agreement and no trustee in bankruptcy for, or bankruptcy estate of, or unsecured creditor of, any Grantor will have or acquire or be entitled to exercise any right of a First Lien Claimholder or Second Lien Claimholder under this Agreement, whether upon an avoidance or equitable subordination of a Lien of First Lien Claimholder or Second Lien Claimholder, or otherwise. No Grantor, or any other creditor thereof has any rights hereunder, and no Grantor may rely on the terms hereof. Nothing in this Agreement impairs the Obligations of the Grantors to pay principal, interest, fees, and other amounts as provided in the First Lien Documents and the Second Lien Documents. Except to the extent expressly provided in this Agreement, no Person will have a right to notice of a modification to, or action taken under, this Agreement or any First Lien Collateral Document (including the release or impairment of any Collateral) other than as a lender under the First Lien NPA, and then only to the extent expressly provided in the First Lien Documents. Except to the extent expressly provided in this Agreement, no Person will have a right to notice of a modification to or action taken under, this Agreement or any Second Lien Collateral Document (including the release or impairment of any Collateral) other than as a lender under the Second Lien NPA, and then only to the extent expressly provided in the Second Lien Documents.

7.16 No Indirect Actions

Unless otherwise expressly stated, if a Party may not take an action under this Agreement, then it may not take that action indirectly, or assist or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the Party but is intended to have substantially the same effects as the prohibited action.

7.17 Counterparts

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which will constitute an original, but all of which when taken together will constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement by facsimile, email (PDF) or other electronic signature (including but not limited to DocuSign) will be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable, and each Party utilizing facsimile, email (PDF) or other electronic signature (including but not limited to DocuSign) for delivery will deliver a manually executed original counterpart to each other Party on request. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

7.18 Original Grantors; Additional Grantors

The Note Parties on the date of this Agreement will constitute the original Grantors party hereto. The original Grantors will cause each Subsidiary of Terran PubCo that becomes a party to the First Lien NPAs or Second Lien NPA after the date hereof to contemporaneously become a party hereto by executing and delivering a joinder agreement (in form and substance satisfactory to the First Lien Agents) to the First Lien Agents. The Parties further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a party to the First Lien NPAs or Second Lien NPA at any time (and any security granted by any such Person) will be subject to the provisions hereof as fully as if it constituted a party hereto and had complied with the requirements of the immediately preceding sentence.

7.19 First Lien Agents and Second Lien Agent.

It is understood and agreed that (a) each of the First Lien Agents is entering into this Agreement in its capacity as collateral agent under the First Lien NPAs and the provisions of the First Lien NPAs granting or extending any rights, protections, privileges, indemnities and immunities to the First Lien Agent thereunder shall also apply to the First Lien Agent as First Lien Agent hereunder and (b) the Second Lien Agent is entering in this Agreement in its capacity as collateral agent under the Second Lien NPA and the provisions of the Second Lien NPA granting or extending any rights, protections, privileges, indemnities and immunities to the Second Lien Agent thereunder shall also apply to the Second Lien Agent hereunder. Neither the First Lien Agents nor the Second Lien Agent shall be personally liable hereunder in its individual capacity except for its own gross negligence or willful misconduct in the performance of its duties and obligations as expressly set forth herein, as determined in a final, non-appealable judgment of a court of competent jurisdiction, and with respect to any discretionary rights or powers granted herein, each of the First Lien Agents and the Second Lien Agent shall have the right to request written instructions or confirmation from such number or percentage of the applicable First Lien Claimholders represented by it as a First Lien Agent or the Second Lien Claimholders represented by it as a Second Lien Agent, as the case may be, shall deem appropriate. Neither the First Lien Agents nor the Second Lien Agent shall have any liability or responsibility for the actions or omissions of any other First Lien Claimholder’s or Second Lien Claimholder’s, as applicable, compliance with (or failure to comply with) the terms of this Agreement. For the avoidance of doubt, the parties hereto acknowledge that in no event shall the First Lien Agents or the Second Lien Agent be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether any such party has been advised of the likelihood of such loss or damage and regardless of the form of action.

8. DEFINITIONS

8.1 Defined Terms

Unless otherwise stated or the context otherwise clearly requires, the following terms have the following meanings:

“Affiliate” means, for a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For these purposes, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlled” has a correlative meaning.

“Agreement” is defined in the preamble.

“Assignment Agreement” is defined in section 5.1(a)(2).

“Bankruptcy Code” means the federal Bankruptcy Code.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state, or foreign bankruptcy, insolvency, receivership, composition, liquidation, assignment for the benefit of creditors, or similar law affecting debtors’ and/or creditors’ rights generally.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Collateral” means, at any time of determination, all property of any Grantor in which any First Lien Agent and the Second Lien Agent has or purport to have, pursuant to the First Lien Documents and the Second Lien Documents, respectively, a Lien securing First Lien Obligations and Second Lien Obligations, respectively, and including any Liens granted pursuant to section 6, “Insolvency Proceedings,” to secure both First Lien Obligations and Second Lien Obligations. Collateral includes the Shared Collateral (as defined under the First Lien Intercreditor Agreement) but does not include any assets or properties of any Grantor in which one or both First Lien Agents and the Second Lien Agent do not have or purport to have a Lien.

“Common Stock” is defined in the Second Lien NPA.

“Defaulting Creditor” is defined in section 5.7(c).

“Delayed Draw Warrants” is defined in the Second Lien NPA.

“DIP Financing” means the obtaining of credit or incurring debt secured by Liens on the Collateral pursuant to section 364 of the Bankruptcy Code (or similar Bankruptcy Law).

“Discharge of Excess First Lien Obligations” means

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the Excess First Lien Obligations,

(b) payment in full in cash of all other Excess First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification

Obligations for which no claim or demand for payment, whether oral or written, has been made at such time), and

(c) termination or expiration of any commitments to extend credit that would be Excess First Lien Obligations.

“Discharge of First Lien Obligations” means, except to the extent otherwise expressly provided in section 5, “Purchase of First Lien Obligations by Second Lien Claimholders,”

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the First Lien Obligations up to the First Lien Cap,

(b) payment in full in cash of all other First Lien Obligations up to the First Lien Cap that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time), and

(c) termination or expiration of any commitments to extend credit that would be First Lien Obligations up to the First Lien Cap.

“Discharge of Second Lien Obligations” means

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the Second Lien Obligations, and

(b) payment in full in cash of all other Second Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time).

“Disposition” means an “Disposition” (as defined in the First Lien NPA), or other sale, lease, exchange, transfer, or other disposition of Collateral.

“Enforcement Action” means an action under applicable law to:

(a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the First Lien Documents or the Second Lien Documents (including by way of set-off, recoupment notification of a public or private sale or other disposition pursuant to the U.C.C. or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable),

(b) solicit bids from third Persons, to approve bid procedures for any disposition of Collateral, to conduct the liquidation or disposition of Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral,

(c) receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby,

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Lien Documents or Second Lien Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral), and/or

(e) effect the Disposition of Collateral by any Grantor after the occurrence and during the continuation of an event of default under the First Lien Documents or the Second Lien Documents with the consent of the First Lien Authorized Person or Second Lien Agent, as applicable; provided that “Enforcement Action” will be deemed to include the commencement of, or joinder in filing of a petition for commencement of, an Insolvency Proceeding against the owner of Collateral.

“Equity Interest” means, for any Person, any and all shares, interests, participations, or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of the Person, including, if the Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a holder the right to receive a share of the profits and losses of, or distributions of assets of, the partnership, but not including debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“Excess First Lien Obligations” is defined in section 1.11(b).

“First Lien Agent(s)” is defined in the preamble.

“First Lien Authorized Person” means, at any date of determination, (i) if at any time, there is only one First Lien NPA with respect to which the Discharge of First Lien Obligations has not occurred, the First Lien Agent for the First Lien Claimholders under such First Lien NPA and (ii) at any time when clause (i) does not apply, the “Controlling Collateral Agent” (as defined in the First Lien Intercreditor Agreement) at such time.

“First Lien Cap” is defined in section 1.4.

“First Lien Claimholders” is defined in section 1.3(c).

“First Lien Collateral” means the assets of any Grantor, whether real, personal, or mixed, as to which a Lien is granted or purported to be granted as security for a First Lien Obligation pursuant to the First Lien Collateral Documents.

“First Lien Collateral Documents” means the Collateral Documents as defined in each First Lien NPA, and any other documents or instruments granting a Lien on real or personal property to secure a First Lien Obligation or granting rights or remedies with respect to such Liens.

“First Lien Documents” means

(a) each First Lien NPA and the “Note Documents” defined in each First Lien NPA,

(b) each other agreement, document, or instrument providing for, evidencing, guaranteeing, or securing an Obligation under the First Lien NPAs,

(c) any other document or instrument executed or delivered at any time in connection with Terran OpCo’s Obligations under the First Lien NPAs, including any guaranty of or grant of Collateral to secure such Obligations, and any intercreditor or joinder agreement to which holders of First Lien Obligations are parties, and

(d) each other agreement, document, or instrument providing for, evidencing, guaranteeing, or securing any DIP Financing provided by or consented to in writing by the First Lien Authorized Person and deemed consented to by the Second Lien Agent pursuant to section 6.1, “Use of Cash Collateral and DIP Financing,” to the extent effective at the relevant time; provided that any such documents or instruments to which any First Lien Claimholder is a party in connection with a DIP financing (other than a DIP financing deemed consented to by Second Lien Agent pursuant to section 6.1, “Use of Cash Collateral and DIP Financing”) will not be deemed First Lien Documents unless so designated in writing by the First Lien Agents.

“First Lien Intercreditor Agreement” is defined in the recitals.

“First Lien NPAs” is defined in the recitals.

“First Lien Obligations” is defined in section 1.3(a).

“First Lien Principal Obligations” means, at any time of determination, the aggregate unpaid principal of the notes outstanding under the First Lien NPAs.

“FP Notes Collateral Agent” is defined in the preamble.

“FP Notes Secured Parties” is defined in the FP NPA.

“FP NPA” is defined in the recitals.

“Governmental Authority” means any federal, state, municipal, national, or other government, governmental department, commission, board, bureau, court, agency, or instrumentality, or political subdivision thereof, or any entity or officer exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantor” means each current or future Note Party.

“Guarantors” means Terran Orbital Operating Corporation, Tyvak Nano-Satellite Systems, Inc., and Predasar Corporation, and such other entities who are “Guarantors” from time to time party under and as defined in the Second Lien NPA (excluding, for the avoidance of doubt, the Issuer).

“Indebtedness” means and includes all Obligations that constitute “Indebtedness” under the First Lien NPA or the Second Lien NPA, as applicable.

“Initial Warrants” is defined in the Second Lien NPA.

“Insolvency Proceeding” means:

(a) a voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to a Grantor,

(b) any other voluntary or involuntary insolvency, reorganization, or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, composition, or other similar case or proceeding with respect to a Grantor or a material portion of its property,

(c) a liquidation, dissolution, reorganization, or winding up of a Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or

(d) an assignment for the benefit of creditors or other marshaling of assets and liabilities of a Grantor.

“Issuer” is defined in the preamble.

“Lien” means any lien (including, without limitation, judgment liens and liens arising by operation of law, subrogation, or otherwise), mortgage or deed of trust, pledge, hypothecation, assignment, security interest, charge, or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof), and any option, call, trust, U.C.C. financing statement, or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“LM/BP Notes Collateral Agent” is defined in the preamble.

“LM/BP Notes Secured Parties” is defined in the LM/BP Notes NPA.

“LM/BP NPA” is defined in the recitals.

“Lockheed Martin” is defined in the recitals.

“Modify”, as applied to any document or obligation, includes

(a) modification by amendment, supplement, termination, or replacement of the document or obligation,

(b) any waiver of a provision (including waivers by course of conduct), and

(c) the settlement or release of any claim,

whether oral or written, and regardless of whether the modification is in conformity with the provisions of the document or obligation governing modifications.

“New Agent” is defined in section 4.4.

“Note Parties” is defined in the preamble.

“Obligations” means all obligations of every nature of a Person owed to any obligee under an agreement, whether for principal, interest, or payments for early termination, fees, expenses, indemnification, or otherwise, and all guaranties of any of the foregoing, whether absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Person of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Party” means a party to this Agreement from time to time.

“Person” means any natural person, corporation, limited liability company, trust, business trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Pledged Collateral” is defined in section 1.6(a).

“Post-Petition Claims” means interest, fees, costs, expenses, and other charges that pursuant to the First Lien Documents or the Second Lien Documents, as applicable, continue to accrue after the commencement of an Insolvency Proceeding, whether or not such interest, fees, expenses, and other charges are allowed or allowable under Bankruptcy Law or in the Insolvency Proceeding.

“Proceeds” means (a) all “proceeds” as defined in Article 9 of the U.C.C., UCC with respect to the Collateral and (b) whatever is recoverable or recovered when Collateral is sold, exchanged, collected or disposed of whether voluntarily or involuntarily.

“Purchase Date” is defined in section 5.2(a)(v).

“Purchase Event” is defined in section 5.1(a)(iii).

“Purchase Notice” is defined in section 5.2(a).

“Purchase Obligations” is defined in section 5.1(a)(iii).

“Purchase Price” is defined in section 5.3.

“Purchasing Creditors” is defined in section 5.2(a).

“Recovery” is defined in section 6.6.

“Refinance” means, for any Indebtedness, to refinance, replace, refund, or repay, or to issue other Indebtedness in exchange or replacement for such Indebtedness in whole or in part, whether with the same or different lenders, agents, or arrangers. “Refinanced” and “Refinancing” have correlative meanings.

“Reorganization Securities” is defined in section 6.7.

“Second Lien Adequate Protection Payments” is defined in section 6.4(b)(iv).

“Second Lien Agent” is defined in the preamble.

“Second Lien Claimholders” is defined in section 1.3(c).

“Second Lien Collateral” means all of the property of any Grantor, whether real, personal, or mixed, as to which a Lien is granted as security for a Second Lien Obligation.

“Second Lien Collateral Documents” means the Collateral Documents defined in the Second Lien NPA, and any other documents or instruments granting a Lien on real or personal property to secure a Second Lien Obligation or granting rights or remedies with respect to such Liens.

“Second Lien Documents” means

(a) the Second Lien NPA and the “Note Documents” defined in the Second Lien NPA,

(b) each other agreement, document, or instrument providing for, evidencing, guaranteeing, or securing an Obligation under the Second Lien NPA, and

(c) any other document or instrument executed or delivered at any time in connection with Terran PubCo’s Obligations under the Second Lien NPA, including any guaranty of or grant of Collateral to secure such Obligations, and any intercreditor or joinder agreement to which holders of Second Lien Obligations are parties, to the extent effective at the relevant time.

“Second Lien NPA” is defined in the recitals.

“Second Lien Obligations” is defined in section 1.3(b).

“Shares” is defined in the Second Lien NPA.

“Standstill Period” is defined in section 3.1(b)(1).

“Subsidiary” of a Person means a corporation or other entity a majority of whose voting stock is directly or indirectly owned or controlled by the Person. For these purposes, “voting stock” of a Person means securities or other ownership interests of the Person having general power under ordinary circumstances to vote in the election of the directors, or other persons performing similar functions, of the Person. References to a percentage or proportion of voting stock refer to the relevant percentage or proportion of the votes entitled to be cast by the voting stock.

“Terran OpCo” is defined in the preamble.

“Terran PubCo” is defined in the preamble.

“U.C.C.” means the Uniform Commercial Code (or any similar legislation) as in effect in any applicable jurisdiction.

“Warrant Shares” is defined in the Second Lien NPA.

1.2 Usages

Unless otherwise stated or the context clearly requires otherwise:

Agents. References to a First Lien Agent or Second Lien Agent will refer to such First Lien Agent or Second Lien Agent acting on behalf of itself and on behalf of all of the other First Lien Claimholders for which such First Lien Agent acts under the applicable First Lien NPA or Second Lien Claimholders, respectively. Actions taken by a First Lien Agent or Second Lien Agent pursuant to this Agreement are meant to be taken on behalf of itself and the other First Lien Claimholders for which such First Lien Agent acts under the applicable First Lien NPA or Second Lien Claimholders, respectively.

Singular and plural. Definitions of terms apply equally to the singular and plural forms.

Masculine and feminine. Pronouns will include the corresponding masculine, feminine, and neuter forms.

Will and shall. “Will” and “shall” have the same meaning.

Time periods. In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to but excluding.”

When action may be taken. Any action permitted under this Agreement may be taken at any time and from time to time.

Time of day. All indications of time of day mean New York City time.

Including. “Including” means “including, but not limited to.”

Or. “A or B” means “A or B or both.”

Statutes and regulations. References to a statute refer to the statute and all regulations promulgated under or implementing the statute as in effect at the relevant time. References to a specific provision of a statute or regulation include successor provisions. References to a section of the Bankruptcy Code also refer to any similar provision of Bankruptcy Law.

Agreements. References to an agreement (including this Agreement) refer to the agreement as amended at the relevant time.

Governmental agencies and self-regulatory organizations. References to a governmental or quasi-governmental agency or authority or a self-regulatory organization include any successor agency, authority, or self-regulatory organization.

Section references. Section references refer to sections of this Agreement. References to numbered sections refer to all included sections. For example, a reference to section 6 also refers to sections 6.1, 6.1(a), etc. References to a section or article in an agreement, statute, or regulation include successor and renumbered sections and articles of that or any successor agreement, statute, or regulation.

Successors and assigns. References to a Person include the Person’s permitted successors and assigns.

Herein, etc. “Herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement in its entirety and not to any particular provision.

Assets and property. “Asset” and “property” have the same meaning and refer to both real and personal, tangible and intangible assets and property, including cash, securities, accounts, and general intangibles.

[Signature Pages Follow]

[Signature Page to First Lien/Second Lien Intercreditor Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ISSUER: TERRAN ORBITAL CORPORATION

By: /s/ Gary Hobart

Name: Gary Hobart

Title: Chief Financial Officer Executive Vice President and Treasurer

GUARANTORS: TERRAN ORBITAL OPERATING CORPORATION

By: /s/ Gary Hobart

Name: Gary Hobart

Title: Chief Financial Officer and Treasurer

TYVAK NANO-SATELLITE SYSTEMS, INC. By: /s/ Gary Hobart Name: Gary Hobart Title: Treasurer
PREDASAR CORPORATION By: /s/ Gary Hobart Name: Gary Hobart Title: Treasurer

[Signatures Continue on the Following Pages]

[Signature Page to First Lien/Second Lien Intercreditor Agreement]

FIRST LIEN AGENT: U.S. BANK TRUST COMPANY,

NATIONAL ASSOCIATION, as LM/BP

Notes Collateral Agent

By: /s/ Brandon Bonfig

Name: Brandon Bonfig

Title: Vice President

[Signatures Continue on the Following Pages]

[Signature Page to First Lien/Second Lien Intercreditor Agreement]

FIRST LIEN AGENT: WILMINGTON SAVINGS FUND

SOCIETY, FSB, as FP Notes Collateral

Agent

By: /s/ Ray Goldsborough

Name: Ray Goldsborough

Title: Vice President

[Signature Page to First Lien/Second Lien Intercreditor Agreement]

SECOND LIEN AGENT: U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By: /s/ Brandon Bonfig

Name: Brandon Bonfig

Title: Vice President

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